Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FOURTH QUARTER

AND FISCAL 2015 RESULTS

JACKSON, Miss. (July 20, 2015)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the fourth quarter and fiscal year ended May 30, 2015.

Net sales for the fourth quarter of fiscal 2015 were $403.0 million, compared with net sales of $371.6 million for the fourth quarter of fiscal 2014.  The Company reported net income of $46.1 million, or $0.96 per basic share and $0.95 per diluted share, for the fourth quarter of fiscal 2015, compared with $31.5 million, or $0.66 per basic share and $0.65 per diluted share, for the fourth quarter of fiscal 2014.

For the fiscal year 2015, net sales were $1,576.1 million, compared with net sales of $1,440.9 million for the prior-year period.  The Company reported net income of $161.3 million, or $3.35 per basic share and $3.33 per diluted share, for fiscal 2015, compared with net income of $109.2 million, or $2.27 per basic share and $2.26 per diluted share, for the same period in fiscal 2014.

The net income per share numbers for the fourth quarter and year to date periods for fiscal 2015 and fiscal 2014 reflect the two-for-one stock split for shares of the Company’s common stock and Class A common stock, effective October 31, 2014.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our financial and operating performance for the fourth quarter of fiscal 2015 marked a strong finish to another record year for Cal-Maine Foods.  Sales for the fourth quarter were up 8.5 percent over the prior year, reflecting a 6.2 percent increase in total dozen shell eggs sold and 2.6 percent higher average selling prices compared with the fourth quarter of fiscal 2014.

“Throughout fiscal 2015, we have demonstrated consistent execution of our growth strategy with favorable results.  Our sales for the year surpassed the previous year’s record by 9.4 percent,  supported by strong customer demand from three major market sectors - retail, egg products and exports.  We sold 1,063 million dozen shell eggs in fiscal 2015, up 4.9 percent over the prior year and a new annual record for Cal-Maine Foods.    We also reported the highest annual net income in the Company’s history.

“Specialty egg sales were a key driver of our performance for the year as we continued to expand our market reach.  For fiscal 2015, sales of specialty eggs accounted for 19.8 percent of our total number of shell eggs sold and 27.2 percent of our shell eggs revenue.  With the growing consumer demand for specialty eggs, we have also pursued additional opportunities to further enhance our product mix and offer a wide variety of healthy choices.  In April, we announced a new production joint venture in Texas with Rose Acre Farms to build a state of the art shell egg production complex with capacity for approximately 1.8 million cage-free laying hens.    Construction of the complex has commenced, and the initial flocks are now expected to be placed in November 2015.  This joint venture, Red River Valley Egg Farm, LLC, provides a unique opportunity to capitalize on the growing demand for specialty eggs and better serve customers who are looking for a trusted supplier of cage-free eggs.”

Baker added, “Overall, our operations ran very well in fiscal 2015 as we were able to benefit from more favorable market conditions for most of the year.  We reported operating income of $235.3 million, compared with $146.1 million for the prior year.  Our management team did an exceptional job in managing the critical areas of our operations that make Cal-Maine Foods an efficient, low-cost producer.    Additionally, our average feed costs for the year declined 10.9 percent due to an abundant supply of grain from the record harvest of corn and soybean crops last fall.  Looking ahead, we should have an adequate supply of our primary feed ingredients, but expect that prices will be volatile in the year ahead.

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CALM Reports Fourth Quarter and Fiscal 2015 Results

July 20, 2015

“The recent outbreaks of Avian Influenza (AI) in the upper Midwestern United States this spring have had a significant impact on our industry.  Due to the outbreaks, it is estimated that the national flock has been reduced by over 40 million laying hens and pullets, or approximately  13 percent.    As a result of the reduced supply, egg prices have moved significantly higher in recent months.  While the warmer summer months seem to have reduced further transmission of AI, egg prices are expected to remain high until the national laying hen flock can be replenished.

“There have been no positive tests for AI at any of the Cal-Maine Foods locations.  However, we have significantly increased our biosecurity measures at every location, and we continue to monitor the situation every day.  We  are also working closely with the egg industry associations and government health officials to identify ways to mitigate the risk of future outbreaks.”

Baker concluded, “While AI has created uncertain market conditions for our industry, we remain focused on managing our operations as efficiently and safely as possible.  We are pleased with our execution to date, and believe we have a proven strategy for continued success in the year ahead.  We are well positioned to leverage the additional capacity from our recent joint ventures and other expansion projects underway in Florida, Kansas, Kentucky and Texas.  Our strong balance sheet also provides the flexibility to pursue new growth opportunities that will improve our operations.  And, we will continue to execute our growth strategy to enhance our product mix, including additional opportunities to market and sell specialty eggs.  Above all, we will work hard to meet the changing demands of our customers with outstanding service.  We look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2016.”

For the fourth quarter of fiscal 2015, Cal-Maine Foods will pay a cash dividend of approximately $0.317 per share to holders of its common and Class A common stock.  Pursuant to Cal-Maine Foods’ variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable August 18, 2015, to shareholders of record on August 3, 2015.

Selected operating statistics for the fourth quarter and year to date periods of fiscal 2015 compared with the prior year periods are shown below:

	13 Weeks Ended		52 Weeks Ended
	May 30, 2015	May 31, 2014	May 30, 2015	May 31, 2014
Dozen Eggs Sold (000)	264,883	249,439	1,063,086	1,013,696
Dozen Eggs Produced (000)	201,763	195,630	798,842	750,302
% Specialty Sales (dozen)	21.0%	18.7%	19.8%	17.2%
% Specialty Sales (dollars)	28.2%	25.2%	27.2%	24.3%
Net Average Selling Price (dozen)	$ 1.471	$ 1.433	$ 1.429	$ 1.362
Feed Cost (dozen)	$ 0.406	$ 0.485	$ 0.439	$ 0.493

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CALM Reports Fourth Quarter and Fiscal 2015 Results

July 20, 2015

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2015 Results

July 20, 2015

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	5		5
	13 Weeks Ended		52 Weeks Ended
	May 30, 2015	May 31, 2014	May 30, 2015	May 31, 2014
Net sales	$ 403,011	$ 371,582	$ 1,576,128	$ 1,440,907
Gross profit	109,394	91,291	395,721	302,764
Operating income	66,550	47,528	235,335	146,052
Other income	3,629	1,018	11,214	15,790
Income before income taxes and noncontrolling interest	70,179	48,546	246,549	161,842
Income before income taxes attributable to Cal-Maine Foods, Inc.	70,017	48,332	245,522	161,242

Net income	$ 46,114	$ 31,492	$ 161,254	$ 109,207

Net income per share:
Basic	$ 0.96	$ 0.66	$ 3.35	$ 2.27
Diluted	$ 0.95	$ 0.65	$ 3.33	$ 2.26
Weighted average shares outstanding
Basic	48,142	48,116	48,136	48,095
Diluted	48,495	48,403	48,437	48,297

SUMMARY BALANCE SHEETS

	5

	May 30, 2015	May 31, 2014
ASSETS
Cash and short-term investments	$258,628	$209,259
Receivables	101,977	87,516
Inventories	146,260	146,117
Prepaid expenses and other current assets	2,099	2,501
Current assets	508,964	445,393

Property, plant and equipment (net)	358,790	314,935
Other noncurrent assets	60,899	51,333
Total assets	$928,653	$811,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$91,481	$80,434
Current maturities of long-term debt	10,047	10,216
Deferred income taxes	30,391	30,451
Current liabilities	131,919	121,101

Long-term debt, less current maturities	40,813	50,877
Deferred income taxes and other liabilities	51,359	44,938
Stockholders' equity	704,562	594,745
Total liabilities and stockholders' equity	$928,653	$811,661

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